Exhibit 10.1

CONSTAR INTERNATIONAL INC.
ANNUAL BONUS PLAN

CONSTAR INTERNATIONAL INC.
ANNUAL BONUS PLAN
ARTICLE I
PURPOSES AND EFFECTIVE DATE

1.1. Purpose. The purposes of the Plan are to enhance the ability of the Company to attract, reward and retain highly-qualified Employees, and to align Employee and shareholder interests by linking annual incentive compensation to the performance of the Company.

1.2. Effective Date. The Plan shall be effective upon approval of the Plan by the Board.

ARTICLE II
DEFINITIONS

As used herein, the following terms shall have the following meanings:

2.1. “Affiliate” means any entity other than the Subsidiaries in which the Company has a substantial direct or indirect ownership interest, as determined by the Board.

2.2. “Award Opportunity” means the range of possible Bonus Awards, which a Participant may earn under the Plan, as established by the Committee pursuant to Article IV.

2.3. “Base Salary” means the regular base salary earned by a Participant during the Plan Year.

2.4. “Beneficiary” means the person(s), trust(s) or other entities, the Participant designates, in accordance with procedures established by the Committee, to receive any benefits under the Plan after the death of the Participant.

2.5. “Board” means the Board of Directors of the Company.

2.6. “Bonus Award” means the compensation payable to a Participant under the Plan, as determined by the Committee.

2.7. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8. “Committee” means the Compensation Committee of the Board.

2.9. “Company” means Constar International Inc., a Delaware corporation, or any successor corporation.

2.10. “Disability” means an Employee’s inability to render, for a period of six consecutive months, services to the Employer by reason of permanent disability, as determined by the written medical opinion of an independent medical physician reasonably acceptable to the Employer. In no event shall an Employee be considered disabled for the purposes of this Plan unless the Employee is deemed disabled pursuant to the Employer’s long-term disability plan, if one is maintained by the Employer at the time of the claimed disability.

2.11. “Employee” means any employee of the Employer including a director who is such an employee.

2.12. “Employer” means the Company, its successors and assigns, and any Subsidiary, and any organization into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred.

2.13. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.14. “Executive Officer” means an officer, as defined in Rule 16a-1(f) promulgated under the Exchange Act, of the Company.

2.15. “Plan” means the Constar International Inc. Annual Bonus Plan as set forth herein and as amended from time to time.

2.16. “Plan Year” means the calendar year.

2.17. “Participant” means an Employee who is participating in the Plan pursuant to Article III.

2.18. “Stock” means the common stock of the Company, par value $0.01 per share.

2.19. “Stock Plan” means the Constar International Inc. 2009 Equity Compensation Plan, as amended from time to time.

2.20. “Subsidiary” means any subsidiary corporation of the Company within the meaning of section 424(f) of the Code.

2.21. “Target Incentive Award Percentage” means the percentage of Base Salary to be paid to a Participant when the targeted level of performance is achieved, as established by the Committee.

ARTICLE III
ELIGIBILITY

Each Employee who is selected by the Committee shall be eligible to become a Participant as of the date designated by the Committee and shall remain eligible at the sole discretion of the Committee.

ARTICLE IV
AWARD DETERMINATION

4.1. Performance Goals. Prior to the beginning of each Plan Year (or other performance period), or as soon as practicable thereafter, the Committee shall approve or establish the performance or other goals for that Plan Year, if any.

The goals be selected by the Committee are based on the criteria that are set forth on Schedule A attached hereto and made a part hereof. The Committee shall have discretion to determine the specific minimum, target, and maximum levels of performance with respect to each of the performance goals selected. Performance goals and criteria and their relative weight may vary by job classification and/or on a Participant by Participant basis.

The performance period with respect to which Bonus Awards may be payable under the Plan shall generally be the Plan Year; provided, however, that the Committee shall have the authority and discretion to designate different performance periods under the Plan.

Employees who are selected to participate in the Plan shall be notified of the performance goals and criteria and the related Award Opportunities, if any, for the relevant Plan Year (or other performance period), as soon as practicable.

4.2. Bonus Awards. Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee may, if applicable, approve or establish the performance goal or standard for that Plan Year the Target Incentive Award Percentage and the Award Opportunity for each Participant. Notwithstanding the foregoing, the Committee shall retain full discretion, in the Committee’s sole judgment, to adjust such formula, if any, or the Target Incentive Award Percentage and/or the Award Opportunity for any or all Participants and for any reason at any time prior to payment of any Bonus Award hereunder. The Committee may alternatively or in conjunction therewith, make Bonus Awards to any Employee hereunder that are solely discretionary.

4.3. Bonus Determinations. At the end of each Plan Year, Bonus Awards shall be determined by the Committee for each Participant in accordance with the terms of this Plan, including the awarding of any discretionary Bonus Awards. As stated above, the Committee shall have the sole discretion to adjust any Bonus Award otherwise payable to any Participant in the Plan, including without limitation determining that no Bonus Award shall be paid to any such Participant, regardless of whether a stated performance goal was attained or not.

4.4. Annual Limitation. The maximum Bonus Award payable to a Participant for any Plan Year shall not exceed 100% of the Participant’s Base Salary.

ARTICLE V
PAYMENT OF BONUS AWARDS

5.1. Form and Timing of Payment. Except as provided in Section 5.2, no Bonus Award shall be payable and any Award Opportunity will be forfeited unless the Participant remains in the continuous employment of the Employer until the earlier of: (a) the date on which such Bonus Award is actually paid or (b) the first business day of the calendar year after the end of the calendar year to which the Bonus Award relates. Bonus Awards may be paid in cash, Stock, or in such other forms as the Committee deems appropriate, including awards covered under the Stock Plan, if permitted under applicable regulations under section 409A of the Code. However, no Bonus Award may be paid in the form of equity unless the shares, options, or other type of equity are provided under a shareholder approved plan.

5.2. Payment upon Certain Terminations. In the event of a Participant’s death or Disability during a Plan Year, a Bonus Award, if any, will be paid to the Participant or the Beneficiary, as the case may be, at such time as bonuses are otherwise paid or provided to other participants in accordance with Section 5.1, notwithstanding the foregoing, such payment will occur in the calendar year following the year in which the Participant’s death or Disability occurs and shall be equal to the Bonus Award determined by the Committee with respect to such Participant appropriately pro-rated based on the number of days in the Plan Year (or in such other period, as determined by the Committee) prior to the Participant’s termination of employment over the number of days in the Plan Year (or in such other period, as determined by the Committee). If the Participant has not designated a Beneficiary, or if no Beneficiary survives the Participant, the Bonus Award, as determined above, shall be paid in a single sum to the Participant’s estate.

5.3. Adjustment; Repayment. The Committee will, at its discretion and to the extent permitted by applicable law, have the sole and absolute authority to make retroactive reductions to a Bonus Award paid to an Executive Officer under the Plan where the payment was predicated, in part, upon the achievement of certain financial results that were subsequently the subject of a restatement by the Company. The amount of such reduction shall be the difference between the Bonus Award paid and the Bonus Award as determined by the Committee based upon the restated financial results; provided however that the amount of such reduction shall be no greater than the net after tax amount of such Bonus Award actually received by the Participant. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the Executive Officer. In addition, in the event that the Committee determines in its discretion that an Executive Officer has engaged in fraud or willful misconduct with respect to the Company, whether or not such fraud or willful misconduct impacts the calculation of a Bonus Award payable hereunder or requires the Company to restate its financial results, the Company may require the repayment of all or a portion of a Bonus Award paid hereunder upon written demand to the Executive Officer. .

ARTICLE VI
ADMINISTRATION

6.1. Administration. The Plan will be administered by the Committee, and the Committee shall have full discretionary authority to: (a) create and revise rules and procedures for the administration of the Plan; (b) interpret the Plan and all related rules and procedures; (c) select Participants for the Plan; (d) determine each Participant’s Target Incentive Award Percentage, if any; (e) resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions in the Plan; (e) delegate administration of the Plan; (f) reduce, increase or eliminate any Award Opportunity granted hereunder to any Participant for any reason and (g) take any other actions and make any other determinations as it may deem necessary and proper for the administration of the Plan. Any expenses incurred in the administration of the Plan will be paid by the Employer.

6.2. Authority. The administration of the Plan, including without limitation, all decisions and determinations by the Committee shall be final and binding upon all Participants and Beneficiaries.

6.3. General. The Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon the advice or opinion of any persons, firms or agents retained by it, including, without limitation, accountants, actuaries, counsel and other specialists. Nothing in this Plan shall preclude the Employer from indemnifying the members of the Committee for all actions under this Plan, or from purchasing liability insurance to protect such persons with respect to the Plan.

ARTICLE VII
EFFECTIVENESS; AMENDMENT AND TERMINATION

7.1. Effectiveness. The Plan shall be effective upon the approval by of the Board.

7.2. Amendment; Termination. The Board shall have the right to modify or amend the Plan at any time and from time to time, and the Board shall have the right to discontinue or terminate the Plan at any time and from time to time; provided, however, that no modification, amendment, discontinuance or termination may, without the consent of a Participant, reduce the right of such Participant to a payment or distribution hereunder which he has already earned and to which he is otherwise entitled (subject to the Committee’s unilateral authority to reduce or eliminate any Bonus Award prior to payment thereof).

ARTICLE VIII
MISCELLANEOUS

8.1. No Employment Right. Participation in the Plan does not give any Employee any right to be retained in the employment of the Employer. Nothing in the Plan shall interfere with or limit in any way the right of the Employer to change a Participant’s duties or character of employment or to terminate a Participant’s employment at any time.

8.2. No Assignment. No benefits under the Plan shall be subject in any way to voluntary or involuntary alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance, and any attempt to accomplish the same shall be void.

8.3. Withholding. The Employer shall have the right to deduct from any Bonus Award made hereunder any taxes required by law to be withheld from a Participant with respect to such payment.

8.4. Titles. The titles to articles and sections in this Plan are placed herein for convenience of reference only, and the Plan is not to be construed by reference thereto.

8.5. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.6. Successors. All obligations of the Employer under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Employer.

8.7. Governing Law. Except to the extent preempted by applicable federal laws, the Plan shall be construed according to the laws of the state of Delaware, other than its conflict of laws principles.

SCHEDULE A

PERFORMANCE CRITERIA

The goals may be based upon any one or more of the following criteria, and may be based upon the performance of the Company, its Subsidiaries or its Affiliates (or any business unit thereof) as measured on an absolute or relative basis, including as measured against a group of peer companies or by a financial market index) and/or based upon personal goals as determined by the Committee in its sole discretion. The Company, Subsidiary or its Affiliate (or any business unit thereof) goals may consist of any of the following:

(i)	Price of Stock

(ii)	Market Share

(iii)	Revenue

(iv)	Earnings per share of Common Stock

(v)	Return on shareholder equity of the Company

(vi)	Costs

(vii)	Cash flow

(viii)	Return on total assets

(ix)	Return on invested capital

(x)	Return on net assets

(xi)	Operating income

(xii)	Net income

(xiii)	Consolidated earnings before or after taxes (including earnings before interest taxes depreciation and amortization)

(xiv)	Book value per share of Common Stock

(xv)	Expense management

(xvi)	Improvements in capital structure

(xvii)	Profitability

(xviii)	Maintenance or improvement of profit margins

(xix)	Such other goals as determined by the Committee

(xx)	Any combination of the foregoing

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